CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$1,170,000	$150.70

Pricing supplement no. 2618
To prospectus dated November 14, 2011,
prospectus supplement dated November 14, 2011,
underlying supplement no. 1-I dated November 14, 2011 and
product supplement no. 6-I dated November 14, 2011	Registration Statement No. 333-177923 Dated June 26, 2014 Rule 4242(b)(2)

Structured Investments	$1,170,000 Notes Linked to the EURO STOXX 50® Index due September 30, 2020

General

•	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing September 30, 2020*
•	Cash payment at maturity of principal plus the Additional Amount, as described below
•	The notes are designed for investors who seek exposure to any appreciation of the EURO STOXX 50® Index over the term of the notes. Investors should be willing to forgo interest and dividend payments, while seeking payment of their principal in full at maturity. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co. If JPMorgan Chase & Co. were to default on its payment obligations, you may lose your entire investment.
•	Investing in the notes is not equivalent to investing in the EURO STOXX 50® Index or any of the equity securities underlying the Index.
•	Minimum denominations of $1,000 and integral multiples thereof
•	The notes priced on June 26, 2014 and are expected to settle on or about June 30, 2014.
•	The stated payout, including the repayment of principal, is available from JPMorgan Chase & Co. only at maturity.
•	The notes will not be listed on an exchange and may have limited or no liquidity.

Key Terms

Index:	The EURO STOXX 50® Index (Bloomberg ticker: SX5E)
Payment at Maturity:

At maturity, you will receive a cash payment, for each $1,000 principal amount note, of $1,000 plus the Additional Amount, which may be zero.

You are entitled to repayment of principal in full only at maturity, subject to the credit risk of JPMorgan Chase & Co.

Additional Amount:	The Additional Amount per $1,000 principal amount note payable at maturity will equal $1,000 × the Index Return × the Participation Rate, provided that the Additional Amount will not be less than zero.
Participation Rate:	111.71%
Index Return:	(Ending Index Level – Initial Index Level) Initial Index Level
Initial Index Level:	The Index closing level on the pricing date, which was 3,233.19
Ending Index Level:	The Index closing level on the Observation Date
Original Issue Date: (Settlement Date)*	On or about June 30, 2014
Observation Date*:	September 24, 2020
Maturity Date*:	September 30, 2020
CUSIP:	48127DMP0
ISIN:	US48127DMP05
*	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Postponement of a Determination Date — A. Notes Linked to a Single Component” and “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 6-I

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-16 of the accompanying product supplement no. 6-I, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement no. 1-I and “Selected Risk Considerations” beginning on page PS-2 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$—	$1,000
Total	$1,170,000	$—	$1,170,000
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2)	All sales of the notes will be made to certain fee-based advisory accounts for which UBS Financial Services Inc., which we refer to as UBS, is an investment advisor and UBS will act as placement agent. The purchase price will be $1,000 per $1,000 principal amount note and UBS will forgo any commissions related to these sales. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-76 of the accompanying product supplement no. 6-I, as supplemented by “Supplemental Plan of Distribution” in this pricing supplement.

The estimated value of the notes as determined by J.P. Morgan Securities LLC, which we refer to as JPMS, when the terms of the notes were set, was $978.40 per $1,000 principal amount note. See “JPMS’s Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

UBS Financial Services Inc.

June 26, 2014

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 6-I dated November 14, 2011 and underlying supplement no. 1-I dated November 14, 2011. This pricing supplement, together with the documents listed below, contains the terms of the notes, supplements the term sheet related hereto and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 6-I and “Risk Factors” in the accompanying underlying supplement no. 1-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 6-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007596/e46161_424b2.pdf
•	Underlying supplement no. 1-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf
•	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
•	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

JPMorgan Structured Investments —	PS-1
Notes Linked to the EURO STOXX 50® Index

Selected Purchase Considerations

•	POTENTIAL PRESERVATION OF CAPITAL AT MATURITY — Subject to the credit risk of JPMorgan Chase & Co., the payout formula allows you to receive at least the principal amount of your notes if you hold the notes to maturity, regardless of the performance of the Index. Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.
•	APPRECIATION POTENTIAL — At maturity, in addition to your principal, for each $1,000 principal amount note you will receive a payment equal to $1,000 × the Index Return × the Participation Rate of 111.71%, provided that this payment (the “Additional Amount”) will not be less than zero.
•	RETURN LINKED TO THE EURO STOXX 50® INDEX — The EURO STOXX 50® Index consists of 50 component stocks of market sector leaders from within the Eurozone. The EURO STOXX 50® Index and STOXX® are the intellectual property (including registered trademarks) of STOXX Limited, Zurich, Switzerland and/or its licensors (the “Licensors”), which are used under license. The notes based on the EURO STOXX 50® Index are in no way sponsored, endorsed, sold or promoted by STOXX Limited and its Licensors and neither STOXX Limited nor any of its Licensors shall have any liability with respect thereto. For additional information about the EURO STOXX 50® Index, see the information set forth under “Equity Index Descriptions — The EURO STOXX 50® Index” in the accompanying underlying supplement no. 1-I.
•	TAXED AS CONTINGENT PAYMENT DEBT INSTRUMENTS — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences,” and in particular the subsection thereof entitled “—Notes Treated as Contingent Payment Debt Instruments,” in the accompanying product supplement no. 6-I. In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, the notes will be treated for U.S. federal income tax purposes as “contingent payment debt instruments.” You generally will be required to accrue original issue discount on your notes in each taxable year at the “comparable yield,” as determined by us, although we will not make any payment with respect to the notes until maturity. Upon sale or exchange (including at maturity), you will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange and your adjusted basis in the note, which generally will equal the cost thereof, increased by the amount of original issue discount you have accrued in respect of the note. You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss. The deductibility of capital losses is subject to limitations. Purchasers who are not initial purchasers of notes at their issue price should consult their tax advisers with respect to the tax consequences of an investment in notes, including the treatment of the difference, if any, between the basis in their notes and the notes’ adjusted issue price.

The discussion in the preceding paragraph, when read in combination with the section entitled “Material U.S. Federal Income Tax Consequences” (and in particular the subsection thereof entitled “—Notes Treated as Contingent Payment Debt Instruments”) in the accompanying product supplement, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of notes.

•	COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE — We have determined that the “comparable yield” is an annual rate of 2.79%, compounded semiannually. Based on our determination of the comparable yield, the “projected payment schedule” per $1,000 principal amount note consists of a single payment at maturity, equal to $1,189.08. Assuming a semiannual accrual period, the following table sets out the amount of OID that will accrue with respect to a note during each calendar year, based upon our determination of the comparable yield and the projected payment schedule.
Calendar Period	Accrued OID During Calendar Period (Per $1,000 Principal Amount Note)	Total Accrued OID from Issue Date (Per $1,000 Principal Amount Note) as of End of Calendar Period
June 30, 2014 through December 31, 2014	$13.95	$13.95
January 1, 2015 through December 31, 2015	$28.48	$42.43
January 1, 2016 through December 31, 2016	$29.28	$71.71
January 1, 2017 through December 31, 2017	$30.11	$101.82
January 1, 2018 through December 31, 2018	$30.95	$132.77
January 1, 2019 through November 29, 2019	$31.82	$164.59
January 1, 2020 through September 30, 2020	$24.49	$189.08

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual Additional Amount, if any, that we will pay on the notes. The amount you actually receive at maturity or upon any earlier sale or exchange of your notes will affect your income for that year, as described above under “— Taxed as Contingent Debt Payment Instruments.”

JPMorgan Structured Investments —	PS-2
Notes Linked to the EURO STOXX 50® Index

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Index or any of the equity securities underlying the Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 6-I dated November 14, 2011 and the “Risk Factors” section of the accompanying underlying supplement no. 1-I dated November 14, 2011.

•	MARKET RISK — The return on the notes at maturity is linked to the performance of the Index, and will depend on whether, and the extent to which, the Index Return is positive. YOU WILL RECEIVE NO MORE THAN THE PRINCIPAL AMOUNT OF YOUR NOTES AT MATURITY IF THE INDEX RETURN IS ZERO OR NEGATIVE.
•	THE NOTES MAY NOT PAY MORE THAN THE PRINCIPAL AMOUNT AT MATURITY — You may receive a lower payment at maturity than you would have received if you had invested directly in the Index, the equity securities underlying the Index or contracts relating to the Index for which there is an active secondary market or if you had invested in conventional debt securities with the same maturity issued by us. If the Ending Index Level does not exceed the Initial Index Level, the Additional Amount may be zero and you will receive a payment at maturity of $1,000 per $1,000 principal amount note. This will be true even if the level of the Index was higher than the Initial Index Level at some time during the term of the notes but falls below the Initial Index Level on the Observation Date.
•	CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 6-I for additional information about these risks.
•	JPMS, UBS AND THEIR AFFILIATES MAY HAVE PUBLISHED RESEARCH, EXPRESSED OPINIONS OR PROVIDED RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES, AND MAY DO SO IN THE FUTURE. ANY SUCH RESEARCH, OPINIONS, OR RECOMMENDATIONS COULD AFFECT THE MARKET VALUE OF THE NOTES — JPMS, UBS and their affiliates publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. JPMS, UBS and their affiliates may have published research or other opinions that call into question the investment view implicit in an investment in the notes. Any research, opinions or recommendations expressed by JPMS, UBS or their affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should undertake their own independent investigation of the merits of investing in the notes, the Index and the equity securities underlying the Index.
•	JPMS’S ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors. The original issue price of the notes exceeds JPMS’s estimated value because costs associated with structuring and hedging the notes are included in the original issue price of the notes. These costs include the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.
•	JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing

JPMorgan Structured Investments —	PS-3
Notes Linked to the EURO STOXX 50® Index

to buy notes from you in secondary market transactions. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.

•	JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “JPMS’s Estimated Value of the Notes” in this pricing supplement.
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from projected hedging profits, if any, estimated hedging costs and the level of the Index, including:
•	any actual or potential change in our creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	secondary market credit spreads for structured debt issuances;
•	the actual and expected volatility in the Index;
•	the time to maturity of the notes;
•	the dividend rates on the equity securities underlying the Index;
•	interest and yield rates in the market generally;
•	the exchange rate and the volatility of the exchange rate between the U.S. dollar and the European Union euro; and
•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market and may also be different from the amount that would ultimately be paid to you at maturity.

•	NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive any interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the securities underlying the Index would have.
•	NON-U.S. SECURITIES RISK — The equity securities that compose the Index have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC.

JPMorgan Structured Investments —	PS-4
Notes Linked to the EURO STOXX 50® Index

•	NO DIRECT EXPOSURE TO FLUCTUATIONS IN FOREIGN EXCHANGE RATES — The value of your notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies upon which the equity securities underlying the Index are based, although any currency fluctuations could affect the performance of the Index. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the notes, you will not receive any additional payment or incur any reduction in your payment at maturity.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

JPMorgan Structured Investments —	PS-5
Notes Linked to the EURO STOXX 50® Index

What Is the Payment at Maturity, Assuming a Range of Performances for the Index?

The following table and examples illustrate the payment at maturity (including, where relevant, the payment of the Additional Amount) for a $1,000 principal amount note for a hypothetical range of performances for the Index Return from -80% to +80% and reflect the Participation Rate of 111.71% and assume an Initial Index Level of 3,300. The actual Initial Index Level is specified on the cover of this pricing supplement.

The following results are based solely on the hypothetical examples cited. Each hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Ending Index Level	Index Return	Index Return × Participation Rate (111.71%)	Additional Amount		Principal		Payment at Maturity
5,940.00	80.00%	89.3680%	$893.680	+	$1,000.00	=	$1,893.680
5,610.00	70.00%	78.1970%	$781.970	+	$1,000.00	=	$1,781.970
5,280.00	60.00%	67.0260%	$670.260	+	$1,000.00	=	$1,670.260
4,950.00	50.00%	55.8550%	$558.550	+	$1,000.00	=	$1,558.550
4,620.00	40.00%	44.6840%	$446.840	+	$1,000.00	=	$1,446.840
4,290.00	30.00%	33.5130%	$335.130	+	$1,000.00	=	$1,335.130
3,960.00	20.00%	22.3420%	$223.420	+	$1,000.00	=	$1,223.420
3,795.00	15.00%	16.7565%	$167.565	+	$1,000.00	=	$1,167.565
3,630.00	10.00%	11.1710%	$111.710	+	$1,000.00	=	$1,111.710
3,465.00	5.00%	5.5855%	$55.855	+	$1,000.00	=	$1,055.855
3,300.00	0.00%	N/A	$0.00	+	$1,000.00	=	$1,000.00
3,135.00	-5.00%	N/A	$0.00	+	$1,000.00	=	$1,000.00
2,970.00	-10.00%	N/A	$0.00	+	$1,000.00	=	$1,000.00
2,805.00	-15.00%	N/A	$0.00	+	$1,000.00	=	$1,000.00
2,640.00	-20.00%	N/A	$0.00	+	$1,000.00	=	$1,000.00
2,310.00	-30.00%	N/A	$0.00	+	$1,000.00	=	$1,000.00
1,980.00	-40.00%	N/A	$0.00	+	$1,000.00	=	$1,000.00
1,650.00	-50.00%	N/A	$0.00	+	$1,000.00	=	$1,000.00
1,320.00	-60.00%	N/A	$0.00	+	$1,000.00	=	$1,000.00
990.00	-70.00%	N/A	$0.00	+	$1,000.00	=	$1,000.00
660.00	-80.00%	N/A	$0.00	+	$1,000.00	=	$1,000.00

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how a payment at maturity set forth in the table above is calculated.

Example 1: The level of the Index increases from the Initial Index Level of 3,300 to an Ending Index Level of 3,960. Because the Ending Index Level of 3,960 is greater than the Initial Index Level of 3,300 and the Index Return is 20%, the Additional Amount is equal to $223.42 and the payment at maturity is equal to $1,223.42 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 20% × 111.71%) = $1,223.42

Example 2: The level of the Index decreases from the Initial Index Level of 3,300 to an Ending Index Level of 2,640. Because the Ending Index Level of 2,640 is less than the Initial Index Level of 3,300, the payment at maturity per $1,000 principal amount note is the principal amount of $1,000.

Example 3: The level of the Index neither increases nor decreases from the Initial Index Level of 3,300. Because the Ending Index Level of 3,300 is equal to the Initial Index Level of 3,300, the payment at maturity is equal to $1,000 per $1,000 principal amount note.

JPMorgan Structured Investments —	PS-6
Notes Linked to the EURO STOXX 50® Index

The following graph demonstrates the hypothetical total return on the notes at maturity for a subset of the Index Returns detailed in the table on the previous page (-30% to 40%). The numbers appearing in the graph have been rounded for ease of analysis.

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Historical Information

The following graph sets forth the historical performance of the Index based on the weekly historical Index closing levels from January 2, 2009 through June 20, 2014. The Index closing level on June 26, 2014 was 3,233.19. We obtained the Index closing levels below from Bloomberg Financial Markets, without independent verification.

The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index closing level on the Observation Date. We cannot give you assurance that the performance of the Index will result in a positive return on your initial investment at maturity.

Supplemental Plan of Distribution

We have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We have agreed that UBS may sell all or a part of the notes that it purchases from us to the public or its affiliates at the price to public indicated on the cover of this pricing supplement.

JPMorgan Structured Investments —	PS-7
Notes Linked to the EURO STOXX 50® Index

Subject to regulatory constraints, JPMS intends to offer to purchase the notes in the secondary market, but it is not required to do so.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the notes, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Supplemental Use of Proceeds” in this pricing supplement and “Use of Proceeds and Hedging” beginning on page PS-44 of the accompanying product supplement no. 6-I.

All sales of the notes will be made to certain fee-based advisory accounts for which UBS is an investment advisor and UBS will act as placement agent. The purchase price will be $1,000 per $1,000 principal amount note and UBS will forgo any commissions related to these sales.

In addition, for purposes of this pricing supplement, the first two paragraphs under “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement no. 6-I are deemed deleted in their entirety and replaced with the following:

Under the terms and subject to the conditions contained in the Master Agency Agreement entered into between JPMorgan Chase & Co. and J.P. Morgan Securities LLC, as agent (an “Agent” or “JPMS”), UBS Financial Services Inc. (an “Agent” or “UBS”) and certain other agents that may be party to the Master Agency Agreement, as amended or supplemented, from time to time (each an “Agent” and collectively with JPMS and UBS, the “Agents”), each Agent participating in an offering of notes, acting as principal for its own account or as placement agent, as applicable, has agreed to purchase, and we have agreed to sell, the principal amount of notes set forth on the cover page of the relevant terms supplement. Each such Agent proposes initially to offer the notes directly to the public at the public offering price set forth on the cover page of the relevant terms supplement. JPMS will allow a concession to other dealers, or we may pay other fees, in the amount set forth on the cover page of the relevant terms supplement. After the initial offering of the notes, the Agents may vary the offering price and other selling terms from time to time.

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMS’s estimated value of the notes is lower than the original issue price of the notes because costs associated with structuring and hedging the notes are included in the original issue price of the notes. These costs include the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

JPMorgan Structured Investments —	PS-8
Notes Linked to the EURO STOXX 50® Index

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the notes.

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Is the Payment at Maturity, Assuming a Range of Performances for the Index?” and “Hypothetical Examples of Amount Payable at Maturity” in this pricing supplement for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Return Linked to the EURO STOXX 50® Index” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

For purposes of the notes offered by this pricing supplement, the first and second paragraphs of the section entitled “Use of Proceeds and Hedging” on page PS-44 of the accompanying product supplement no. 6-I are deemed deleted in their entirety. Please refer instead to the discussion set forth above.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the notes offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 29, 2012, which was filed as an exhibit to a Current Report on Form 8-K by us on March 29, 2012.

JPMorgan Structured Investments —	PS-9
Notes Linked to the EURO STOXX 50® Index